EXHIBIT 23.3


Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004
Tel: 212-902-1000


Goldman
Sachs


PERSONAL AND CONFIDENTIAL

January 29, 1997



Board of Directors
Chateau Properties, Inc.
19500 Hall Road
Clinton Township, MI 48038

Re: Registration Statement (File No. 333-18807) of Chateau Properties, Inc.

Gentlemen:

Attached is our opinion letter dated January 29,1997 with respect to the fairness to Chateau Properties, Inc. (the "Company") of the Exchange Ratio (as hereafter defined) pursuant to the Amended and Restated Agreement and Plan of Merger dated as of September 17 1966, as further amended by the Amendment thereto dated as of December 20, 1966 (collectively, the "Restated Agreement"), among the Company, ROC Communities, Inc. ("ROC")and R Acquisition Sub, Inc. ("RSub"), a wholly-owned subsidiary of the Company. Pursuant to the Restated Agreement, ROC will be merged with R Sub (the "Merger") and each outstanding share of common stock, par value $0.01 per share, of ROC (the "ROC Shares") will be converted into the right to receive
1.042 shares of the common stock, par value $0.01 per share, of the Company (such shares are herein referred to as the "Shares" and such exchange ratio is herein referred to as the "Exchange Ratio"). You have informed us that pursuant to the Restated Agreement, (i) the Company will declare a stock dividend equal to 0.0326 Shares for each outstanding Share (the "Company's Stock Dividend"), which will be payable upon the consummation of the Merger to the holders of Shares of record on the record date to be set by the Board of Directors of the Company for such ( the "Stock Dividend Record Date"); and
(ii) certain of the Shares that would have otherwise been received in the Company's Stock Dividend by the holders of limited partnership units in CP Limited Partnership, of which the Company is the general partner, will be reallocated to holders of the Shares, effectively increasing the amount of the Company's Stock Dividend to the holders of the Shares to 0.068 Shares for each outstanding Share on the Stock Dividend Record Date. We have assumed for purposes of rendering our opinion, with your consent, that the Company's Stock Dividend will, in fact, be declared and paid and that no shares of capital stock of ROC will be issued in a cash transaction as permitted by section 4.1(b)(iv) of the Restated Agreement.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or


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Chateau Properties
January 29, 1997
Page Two


any other document, except in accordance with our prior written consent. We understand that the Company has determined to refer to the foregoing opinion (and include the foregoing opinion letter) in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm contained in the foregoing opinion letter under the captions "Summary - Recommendations of the Board of Directors; Reasons for the Merger - Chateau," "Summary - Opinions of Financial Advisors Chateau; Opinions of Merrill Lynch and Goldman Sachs," "The Proposed Merger and Related Matters - Background of the Merger," "The Proposed Merger and Related Matters Recommendation of the Chateau Board; Reasons for the Merger" and "The Proposed Merger and Related Matters - Opinions of Financial Advisors to Chateau - Goldman Sachs" and to the inclusion of the foregoing opinion letter in the above-referenced Registration Statement. In providing such consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.





Very truly yours,




/s/ Goldman, Sachs & Co.
------------------------
(GOLDMAN, SACHS & CO.)